UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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iRobot Corporation

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Investor Contacts:	Media Contacts:
Elise Caffrey	Charlie Vaida
Investor Relations	Media Relations
iRobot Corp.	iRobot Corp.
(781) 430-3003	(781) 430-3182
ecaffrey@irobot.com	cvaida@irobot.com

Scott Winter / Jennifer Shotwell	Andi Rose / Becky McClain
Innisfree M&A Incorporated	Joele Frank, Wilkinson Brimmer Katcher
(212) 750-5833	(212) 355-4449

IROBOT FILES DEFINITIVE PROXY MATERIALS AND MAILS LETTER TO

SHAREHOLDERS

Urges Shareholders to Vote “FOR” the iRobot Director Nominees on The WHITE Proxy Card

BEDFORD, Mass., March 30, 2016 – iRobot Corp. (NASDAQ: IRBT), a leader in delivering robotic technology-based solutions, today announced that it has filed definitive proxy materials with the Securities and Exchange Commission in connection with iRobot’s Annual Meeting of Shareholders on May 25, 2016. iRobot shareholders of record as of the close of business on April 5, 2016 will be entitled to vote at the Annual Meeting.

The iRobot Board of Directors strongly recommends that shareholders vote on the WHITE proxy card “FOR” iRobot’s experienced and independent director nominees: Mohamad Ali and Michael Bell.

In conjunction with the filing and mailing of its definitive proxy statement, iRobot is mailing a letter to shareholders detailing the significant progress and accomplishments achieved under the leadership of the iRobot Board and management team. The letter also addresses Red Mountain Capital, which has not provided an alternative strategic plan to drive additional value for iRobot shareholders, and is only suggesting actions which the iRobot Board and management team have already taken.

March 30, 2016

Dear Fellow Shareholder:

Your Board of Directors and management team have taken bold, decisive actions to transform iRobot into the leading global consumer robot company. We are singularly focused on enhancing the value of your investment in iRobot, and will continue to take the right steps to achieve that goal.

At our Annual Meeting of Stockholders on May 25, 2016, you will be asked to make an important decision regarding which directors are most qualified to oversee the future of iRobot. Your Board has two new directors up for election who have recently joined the Board and bring extensive software, technology and Internet of Things (IoT) experience that will be critical to our ongoing success. At the same time, a hedge fund, Red Mountain Capital, is insisting on having personal representation on your Company’s Board, which we do not recommend. iRobot recommends all shareholders elect the Board of Directors’ qualified nominees by voting on the enclosed WHITE proxy card today.

To elect the iRobot Board of Directors’ nominees, we encourage you to vote today by telephone, Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.

IROBOT IS A MARKET LEADER WITH A STRONG TRACK RECORD OF GROWTH

AND FINANCIAL PERFORMANCE

For more than 25 years, iRobot has been a global pioneer in robotic technology. Our Board and management team are focused on a strategy of growth, innovation and allocating capital to the highest value opportunities for shareholders. As the market for Home Robots continues to grow rapidly, iRobot is poised to take advantage of our leading market share, brand recognition, unique technology, and established global distribution network to quickly and profitably penetrate the market further and expand into adjacent product offerings. Maximizing this opportunity will require rapid development of tightly integrated hardware and software products that exploit the emerging advances in artificial intelligence and cloud robotics.

With the successful execution of our strategy, iRobot has significantly outperformed the S&P 500 and its peers in key operating metrics:

✓	Home Robot business outperformed revenue growth rate of peers by 2.5 times [i];
✓	Home Robot business outperformed revenue growth rate of S&P 500 companies by over six times ii;
✓	Delivered total shareholder return of 66% over the past three years, compared to 59% for peers and 50% for S&P 500 companies iii;
✓	Driven top quartile EBITDA margin expansion as compared to peers iv; and
✓	Trades in the top quartile of its peer group on equity multiple P/E basis [v].

YOUR BOARD AND MANAGEMENT TEAM HAVE TAKEN BOLD, DECISIVE ACTIONS TO

TRANSFORM IROBOT INTO THE LEADING GLOBAL CONSUMER ROBOT COMPANY

Our success has always been driven by our ability to identify and execute upon the highest potential market opportunities and take meaningful actions to drive value for all shareholders.

Early on, our Defense & Security (D&S) business was key to supporting the growth of iRobot. As our business evolved, growth in Home Robots accelerated while our D&S business slowed due to a decrease in military spending. Your Board and management team determined to take transformative actions to realize the significant opportunity in Home, while ensuring that we effectively deployed capital for growth and returned excess cash to shareholders. These actions included:

●	DIVESTING D&S BUSINESS AND RETURNING PROCEEDS TO SHAREHOLDERS. In the spring of 2014, long before Red Mountain owned a single share of iRobot stock, your Board and management team launched a process to sell the D&S business. In February 2016, we announced the sale of D&S to Arlington Capital Partners for up to $45 million in cash, with a commitment to return the proceeds to shareholders through share repurchases.

●	SHIFTING FOCUS TOWARD HIGH GROWTH POTENTIAL HOME ROBOT BUSINESS. Our Home business has experienced rapid growth, with revenue more than tripling over the last six years. In the past two years, Home Robots grew over 30%, reflecting the positive impact of the Company’s marketing programs and new innovations, including the successful launch of Roomba 980. By accelerating consumer adoption and strengthening our market leadership, we will continue to develop and grow significant incremental adjacent categories in Home Robots.

●	INVESTING TO DRIVE DIVERSIFICATION AND GROW MARKET SHARE. We have a disciplined approach for allocating capital to projects that show the greatest promise for the outsized returns that drive superior shareholder value. Our strong profit and cash flows have facilitated critical investments in hardware, software and marketing, which will drive future revenue diversification for our Home Robot business and accelerate revenue growth over the next three years and beyond. Our R&D and marketing efforts have enabled us to become the leading global consumer robot company, focused on bringing practical, affordable robots to the home market.

In September 2015, we launched our first connected home robot, the Roomba 980, with a unique navigation system that marked our entry into the Internet of Things (IoT) and the connected home market. In the fourth quarter of 2015, we began to reallocate R&D resources from a next generation Remote Presence platform to Home opportunities. In March of this year we launched the Braava jet Mopping Robot as part of our plan to further develop our wet floor care business to generate a material, secondary revenue stream. Going forward, we will maintain Roomba’s market-leadership and continue to explore ways to scale the infrastructure to support future connected products. We will continue to invest in critical technologies and the economic opportunities they unlock.

●	EXPANDING SHARE REPURCHASE PROGRAM FUELED BY CONTINUED STRONG OPERATING CASH FLOW. Your Board continues to balance the ongoing capital needs of the business with a commitment to return excess capital to shareholders. As a result of continued strong operating performance and the confidence in management’s plan to create long-term shareholder value, your Board has been able to significantly expand the Company’s share repurchase authorization, while funding the ongoing operating needs of the business. In March 2016, the Board authorized an additional $85 million for share repurchases in conjunction with the announced divestiture of our D&S business, bringing the expected repurchases to approximately $100 million for the year. At current prices, this would enable iRobot to acquire approximately 10% of our total market cap while leaving sufficient cash available for ongoing operational needs and other investments or acquisitions. The Company repurchased $85 million of the $100 million through an accelerated share repurchase program, which was consummated in March 2016.

IROBOT’S BOARD HAS THE RIGHT MIX OF SKILLS AND FRESH PERSPECTIVES

iRobot has an experienced and independent Board of Directors that benefits from the right mix of skills to position iRobot for success. Seven of our eight vi directors are independent, and all of our directors bring expertise in areas critical to our business, including experience in consumer technology, innovation and product development, finance, software, robotics, and Internet of Things (IoT), in addition to public company leadership and board experience.

We continually assess our Board composition to ensure we have the right experience and skills necessary to help guide and oversee the Company. As such, our Board has evolved in line with our business over the years. In the past three years alone, we added three new directors whose skills match the needs of iRobot as a consumer company, while three directors who had experience more relevant to D&S retired. Two of our newest directors, who Red Mountain is seeking to replace, bring critical experience to the iRobot Board and were identified following a national search conducted by one of the leading director recruitment firms:

●	Mohamad Ali, President and CEO of Carbonite Inc. joined the Board in August 2015. Mohamad’s extensive vision and technology leadership experience in areas including software, cloud infrastructure, and data analytics are key for iRobot as we enter this next phase of our growth story. In fact, Mohamad’s strengths were acknowledged by Red Mountain who in a letter to its own limited partners on September 18, 2015 stated, “we are enthusiastic about the recent appointment of Mohamad Ali to the board. Mr. Ali served as Chief Strategy Officer of Hewlett-Packard when HP separated its PC and printer business from its server, services and software business and returned over 50% of its free cash flow to shareholders. HP’s share price more than doubled during his tenure. We expect Mr. Ali to bring relevant experience to the board and help to drive shareholder value.”

●	Michael Bell, Silver Spring Networks CEO, joined the Board in March 2016. Michael is a pioneer of the Internet of Things (IoT) and brings significant technology development and innovation management expertise to the Board given his product development experience at Intel, Apple, and Palm. Throughout his career, he has been responsible for spearheading expansions into new product categories of connected devices, leading the development of product strategies and bringing new products to market.

Both of these directors bring fresh perspectives to our Board and significantly enhance its capabilities as iRobot is now focused on creating connected, technology-based products for the home. Our continued market leadership hinges on our ability to continue to innovate and advance our software capabilities. The experience of Messrs. Ali and Bell will guide the management team as we work to ensure the successful transformation of iRobot and the Company’s continued growth.

The iRobot Board has also continued to evolve our corporate governance program by implementing best-in-class practices as the business has grown and matured. In March 2016, we announced our latest recommendations to shareholders for corporate governance enhancements to further establish a top-tier governance profile:

✓	Adoption of proxy access for shareholders
✓	Seeking shareholder approval at the Annual Meeting to declassify the Board of Directors
✓	Seeking shareholder approval at the Annual Meeting again this year to eliminate supermajority voting requirements

RED MOUNTAIN IS NOT PROPOSING ANYTHING NEW

Red Mountain has not provided an alternative strategic plan to drive additional value for iRobot shareholders. We have reviewed – and will continue to review – alternatives to enhance value for all shareholders with a focus on driving sustainable value.

Your Board and management team have been executing thoughtfully on the next phase of the Company’s evolution for several years.  On December 1, 2015, Red Mountain delivered a letter to the Board promoting changes that were already well underway.

iRobot Board and Management Actions Over Past Five Years		Red Mountain’s December 1, 2015 “Plan”
✓	iRobot is executing a strategy focused on home robotics including the acquisition of Evolution Robotics (October 2012 – present)	Focus On The High-Growth Consumer Robotics Business
✓	Engaged PJT Partners to sell D&S business (almost one year before Red Mountain purchased a single share of iRobot stock) (May 2014)	Divest D&S Business
✓	iRobot announced sale of D&S to Arlington Capital Partners for up to $45 million (February 2016)
✓	Executed multiple share repurchase programs (2013 – 2015)	Return Capital To Shareholders
✓	Expanded share repurchase program to $100 million for 2016 (February 2016)
✓	Committed to repurchasing $85 million of the $100 million through an accelerated share repurchase program (March 2016)
✓	Continuously refreshed the Board, adding 5 new directors since 2011 (2011 – present)	Refresh Board and Adopt Corporate Governance Best Practices
✓	Removed shareholder rights plan (April 2014)
✓

Announced new corporate governance enhancements, including recommendations to de-stagger the Board, adopt proxy access, eliminate supermajority voting, and codify a lead independent director (March 2016)

Red Mountain has also suggested that we reduce R&D expenses to levels we believe will not sustain our market leadership and dramatically impact our growth prospects. In fact, our spending on R&D is in line with other leading consumer technology companies as a percentage of revenue and your Board believes it would be value destructive to cut R&D. We carefully review every project to ensure each of them will provide a significant risk-adjusted return and drive shareholder value.

RED MOUNTAIN INSISTS ON A COSTLY AND DISRUPTIVE PROXY CONTEST TO GAIN

PERSONAL REPRESENTATION ON THE BOARD FOR WILLEM MESDAG

iRobot has maintained an open dialogue and held numerous discussions with Red Mountain since the fund publicly announced its ownership in April 2015. In November 2015, iRobot agreed to have our Nominating Committee consider Willem Mesdag’s potential candidacy as a director of the Company well in advance of the deadline for submitting director nominees. Before this process could continue, Red Mountain publicly announced its intention to launch a proxy contest. Even after this announcement, our Board offered Red Mountain the opportunity to add a mutually agreeable candidate to the Board. Instead of continuing a constructive dialogue with the Company, Red Mountain made its public announcement to nominate Mr. Mesdag and Lawrence S. Peiros to the Board. Notwithstanding this disclosure, our Board still evaluated both Messrs. Mesdag and Peiros and reached the conclusion that Mr. Mesdag has no known operating expertise in software development, data analytics, Internet of Things (IoT) or international technology sourcing. We did offer to appoint Mr. Peiros to the Board, a settlement offer that was rejected by Mr. Mesdag who instead insisted that he personally be elected to the Board.

Mr. Mesdag’s refusal of iRobot’s offer to appoint Mr. Peiros to the Board shows that he is unwilling to enter a reasonable settlement and that this proxy fight is instead driven by his personal agenda to be on the Board.

Furthermore, in September 2015, Red Mountain announced it was changing from an open end to a closed end fund structure “to address the asset/liability mismatch inherent in our relatively illiquid investment strategy, particularly in the context of an unusually volatile market environment.” Red Mountain further disclosed to its limited partners that it would no longer accept new capital or make any new investments, and would return capital to its investors as the fund realized value on its seven investments (one of which is iRobot). Given this dynamic, we question their investment horizon and alignment with that of other shareholders.

PROTECT THE VALUE OF YOUR INVESTMENT IN IROBOT:

VOTE THE WHITE PROXY CARD TODAY

Red Mountain’s interests are not aligned with all iRobot shareholders, and – apart from the actions iRobot was already taking – Red Mountain has provided no new ideas to drive value for iRobot shareholders.

In contrast, the iRobot Board of Directors has a proven track record of driving growth and taking decisive action to ensure the long-term success of the Company. Your Board is active, engaged and focused on continuing to grow iRobot and providing enhanced value for all our shareholders.

Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect your investment in iRobot by voting the WHITE proxy card to vote “FOR ALL” of our nominees for director: Mohamad Ali and Mike Bell. Your vote is extremely important. We urge you to vote today by telephone, online, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.

Together with the management team, the iRobot Board of Directors has been instrumental in the ongoing transformation of iRobot and our success to date. We firmly believe that we have the right Board and the right strategy to ensure the continued growth and prosperity of iRobot.

This is a critical moment in our history, and I hope that we can count on your continued support.

Sincerely,

Colin Angle

Chairman and Chief Executive Officer

Your Vote Is Important, No Matter How Many Or How Few Shares You Own

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (877) 717-3929

Banks and Brokers Call Collect: (212) 750-5833

REMEMBER:

We urge you NOT to vote using any Green proxy card

sent to you by Red Mountain Capital, as doing so

will revoke your vote on the WHITE proxy card.

About iRobot Corporation

iRobot Corporation (“iRobot”, or the “Company”) designs and builds robots that empower people to do more. The Company’s home robots help people find smarter ways to clean and accomplish more in their daily lives. Its remote presence robots enable virtual presence from anywhere in the world. iRobot’s portfolio of solutions feature proprietary technologies for the connected home and advanced concepts in navigation, mobility, manipulation and artificial intelligence. For more information about iRobot, please visit www.irobot.com.

Important Stockholder Information

iRobot will hold its 2016 Annual Meeting of stockholders on May 25, 2016. The Company has filed with the Securities and Exchange Commission (the “SEC”) and mailed to its stockholders a definitive proxy statement and form of WHITE proxy card in connection with the 2016 Annual Meeting. The definitive proxy statement contains important information about the Company, the 2016 Annual Meeting and related matters.

COMPANY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER RELEVANT SOLICITATION MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the matters to be considered at the 2016 Annual Meeting. Information regarding the Company’s directors and executive officers is contained in the Company’s annual report on Form 10-K filed with the SEC on February 19, 2016, and definitive proxy statement filed with the SEC on March 29, 2016.

The proxy statement and other relevant solicitation materials (when they become available), and any and all documents filed by the Company with the SEC, may be obtained by investors and security holders free of charge at the SEC’s web site at www.sec.gov. In addition, the Company’s filings with the SEC, including the proxy statement and other relevant solicitation materials (when they become available), may be obtained, without charge, from the Company by directing a request to the Company at 8 Crosby Drive, Bedford, MA 01730, Attention: Investor Relations. Such materials are also available at www.irobot.com.

Forward-Looking Statements

Certain statements made in this communication are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified with words like “believe,” “may,” “could,” “would,” “might,” “should,” “expect,” “intend,” “plan,” “target,” “anticipate” and “continue,” the negative of these words, other terms of similar meaning or the use of future dates. This communication contains express or implied forward-looking statements relating to, among other things, iRobot’s expectations regarding future financial performance, future operating performance and growth, our strategic actions to continue revenue growth, demand for our robots, strategic investments to diversify Home revenue, the impact of the divestiture of our Defense & Security business, the impact of our strategic actions to enhance stockholder value, and anticipated revenue, earnings per share and Adjusted EBITDA for fiscal year 2016. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our ability to operate in an emerging market, the financial strength of our customers and retailers, our ability to enhance stockholder value through our strategic actions, including the sale of our Defense & Security business, general economic conditions, market acceptance of our products, and competition. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. iRobot undertakes no obligation to update or revise the information contained in this communication, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by iRobot, see the disclosure contained in our public filings with the SEC.

iSource: iRobot Management, Capital IQ - Assumes median growth rate. Peer set is comprised of 3D Systems, AeroVironment, Alphabet, Apple, Cognex, Dolby, Electrolux, Fitbit, Garmin, Intuitive Surgical, InvenSense, Koninklijke Philips, Logitech, Microsoft, Nautilus, Netgear, Plantronics, TiVo, Trimble Navigation, Universal Electronics, and Whirlpool. Excludes D&S peers.

ii Source: iRobot Management, Capital IQ, Bloomberg.

iii Source: Capital IQ. Market data as of 3/18/2016 – Shareholder returns calculated from 1/1/2013 to 3/18/2016.

iv Source: Capital IQ. Market data as of 3/18/2016 – EBITDA margins are not pro forma for D&S divestiture.

v Source: Capital IQ – CY2016 E.

vi Upon the retirement of George McNamee from the iRobot Board of Directors following the end of his term at the Company’s 2016 Annual Meeting.